Amendments to Bylaws
of
Philadelphia Consolidated Holding Corp.

     1. Article I, Section 1 is hereby deleted.

     2. Article III, Section 7 is hereby amended by deleting the reference to the corporation’s Chief Operating Officer.

     3. The last sentence of Article IV, Section 1 is hereby amended and restated to read in its entirety as follows:

          “The number of directors shall be nine, or such other number as may from time to time be determined by the Board of Directors or be set forth in a notice of a meeting of shareholders called for the election of a full Board of Directors.”

     4. Article IV, Section 9(b)(iv) is hereby amended and restated to read in its entirety as follows:

          “For purposes of this Article, (A) “Indemnitee” shall mean each current or former director and current or former officer of the corporation who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving in any capacity at the request or for the benefit of the corporation as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative, investigative or through arbitration. If a director or officer of this corporation serves as a director, officer, employee, agent, partner or fiduciary of another entity and (a) this corporation has at least 50% equity in such other entity and such person has no equity interest in such other entity, or (b) such other entity is directly or indirectly controlled by this corporation, such person shall be presumed (unless this corporation produces clear and convincing evidence to the contrary) to be serving in the position with the other entity at the request and for the benefit of this corporation.”

     5. Article IV, Section 9(c) is hereby amended and restated to read in its entirety as follows:

          “(c) The corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. To the extent that an employee or agent of the corporation has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees)

actually and reasonably incurred by such person in connection therewith. Directors and officers of entities which have merged into, or have been consolidated with, or have been liquidated into, the corporation shall not be Indemnitees with respect to Proceedings involving any action or failure to act of such director or officer prior to the date of such merger, consolidation or liquidation, but such persons may be indemnified by the Board of Directors pursuant to the first sentence of this subparagraph (c).”

     6. Article IV, Section 9(h) is hereby amended and restated to read in its entirety as follows:

          “References in this Section 9 to Pennsylvania law or to any provision thereof shall be to such law as it existed as of July 6, 1993, or as such law thereafter may be changed; provided that in the case of any change which expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses which the corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Section 9 shall continue as theretofore to the extent permitted by law; provided, further, that if such change permits the corporation, without the requirement of any further action by shareholders or directors, to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification rights or rights to the advancement of expenses than the corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.”

     7. The first sentence of Article IV, Section 10 is hereby amended and restated to read in its entirety as follows:

          “Notwithstanding the provisions of Article III Section 8 (dealing with the business at shareholder meetings), nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors with the authority to do so, or by any shareholder of record entitled to vote in the election of directors generally at the record date of the meeting and also on the date of the meeting at which directors are to be elected.”

     8. The first three sentences of Article V, Section 4 shall be eliminated and replaced by the following:

          “The Chief Executive Officer shall either be the Chairman of the Board or the President, as determined by the Board of Directors. The Chief Executive Officer or the Chairman of the Board shall preside at all meetings of the shareholders, and the Chairman of the Board shall provide at all meetings of the directors. The Chief Executive Officer shall have general and active management of the business of the corporation; and shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the Chief Executive Officer, to any other officer or officers of the corporation.”

     9. The first sentence of Article V, Section 5 is hereby deleted.

     10. Article IX, Section 3 is hereby amended and restated to read in its entirety as follows:

          “Any notice required to be given to any person under the provisions of this corporation’s Articles of Incorporation or these By-laws shall be given to the person either personally or by sending a copy thereof (i) by first class or express mail, postage prepaid, or courier service, charges prepaid, to such person’s postal address appearing on the books of the corporation or, in the case of a director, supplied by such director to the corporation for the purpose of notice or (ii) by facsimile transmission, e-mail or other electronic communication to such person’s facsimile number or address for e-mail or other electronic communications supplied by such person to the corporation for the purpose of notice. Notice pursuant to clause (i) in the preceding sentence shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person, and notice pursuant to clause (ii) in the preceding sentence shall be deemed to have been given to the person entitled thereto when sent. Except as otherwise provided herein, or as otherwise directed by the Board of Directors, notices of meetings may be given by, or at the direction of, the Secretary.”

     11. Article X, Section 1(b) is hereby amended and restated to read as follows:

          “The Board of Directors (but not a committee thereof), by a vote of the majority of directors then in office, shall have the power to alter, amend, and repeal these By-Laws, regardless of whether the shareholders have previously adopted the By-Law being amended or repealed, subject to the power of the shareholders to change such action in accordance with Article X Section 1(a) of these By-Laws, provided that the Board of Directors shall not have the power to amend these By-Laws on any subject that is expressly committed to the shareholders by the express terms of Section 1504 of the Pennsylvania Business Corporation Law (unless the Board is permitted to do so under another Section of such Law) or other applicable law.”